The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 31, 2011.
Preliminary Pricing Supplement No. U376
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. U-I dated October 18, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 March 31, 2011

$ High/Low Coupon Callable Yield Notes due April 30, 2012 Linked to the Performance of the SPDR® S&P® Metals and Mining ETF and the Market Vectors Gold Miners ETF
General
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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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Interest will be paid quarterly in arrears at a rate per annum that will depend on whether a Knock-In Event occurs. If a Knock-In Event does not occur, interest will be paid at an Applicable Rate per annum that is expected to be between 13.5% and 15.5% (to be determined on the Trade Date). If a Knock-In Event occurs during any quarterly Observation Period, interest for that quarterly period and each subsequent quarterly interest period will be paid at an Applicable Rate per annum that is expected to be 4.0% (to be determined on the Trade Date). Interest will be calculated on a 30/360 basis, subject to Early Redemption.

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The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date scheduled to occur on or after July 29, 2011. No interest will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing April 30, 2012.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
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The securities are expected to price on or about April 25, 2011 (the “Trade Date”) and are expected to settle on or about April 29, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
Underlying	Ticker	Initial Level	Knock-In Level
SPDR® S&P® Metals and Mining ETF (“XME”)	XME UP
Market Vectors Gold Miners ETF (“GDX”)	GDX UP
Applicable Rate:	•	If a Knock-In Event does not occur, the Applicable Rate is expected to be between 13.5% and 15.5% per annum (to be determined on the Trade Date).
•
If a Knock-In Event occurs during any quarterly Observation Period, the Applicable Rate for the corresponding quarterly interest period and each subsequent quarterly interest period is expected to be 4.0% per annum (to be determined on the Trade Date).

Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears at the Applicable Rate per annum on July 29, 2011, October 31, 2011, January 30, 2012 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
The Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

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If a Knock-In Event occurs during any Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level of each of the Underlyings is greater than or equal to its Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.

•	If a Knock-In Event does not occur during any Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after July 29, 2011 upon at least three business days notice, at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Event:	A Knock-In Event occurs if the closing level of either Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period.
Knock-In Level:	The Knock-In Level for each Underlying will be approximately 75% of the Initial Level of such Underlying.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level	, subject to a maximum of zero
Initial Level:*	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Periods:
There are four quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.

Observation Dates:†	July 26, 2011, October 26, 2011, January 25, 2012 and the Valuation Date.
Valuation Date:†	April 25, 2012
Maturity Date:†	April 30, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546E3V4
* In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
†  The determination of the closing level for each Underlying on each Observation Date, other than the Valuation Date, is subject to postponement if such date is not a trading day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described herein under “Market Disruption Events.” The Valuation Date is subject to postponement in respect of each Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described in the accompanying product supplement under “Description of the Securities—Market disruption events”. The Interest Payment Dates including the Maturity Date are subject to postponement, each as described herein, if such date is not a business day or if the determination of the closing level for any Underlying on the corresponding Observation Date or the Valuation Date, as relevant, is postponed because such date is not a trading day or an underlying business day for any Underlying, as applicable, or as a result of a market disruption event in respect of any Underlying.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates may pay varying discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay fees to some broker-dealers of up to $6.00 per $1,000 principal amount of securities and may pay referral fees of up to $5.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse

April      , 2011

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated October 18, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. U-I dated October 18, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003007/dp19604_424b2-ui.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse. This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns of the Lowest Performing Underlying, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume that (i) the securities are not redeemed prior to maturity, (ii) the Applicable Rate is 14.50% per annum if a Knock-In Event does not occur (the midpoint of the expected range set forth on the cover of this pricing supplement) and 4.0% per annum if a Knock-In Event occurs, and assume that (A) the term of the securities is exactly one year and (B) the Knock-In Level for each Underlying is 75% of the Initial Level of such Underlying. In addition, the examples below assume that the Initial Level is $73.00 for XME and $60.00 for GDX. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of either Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period and (b) the Final Level of the Lowest Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur during any Observation Period.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	0%	$1,000	$145.00	$1,145.00
$1,000	40%	0%	$1,000	$145.00	$1,145.00
$1,000	30%	0%	$1,000	$145.00	$1,145.00
$1,000	20%	0%	$1,000	$145.00	$1,145.00
$1,000	10%	0%	$1,000	$145.00	$1,145.00
$1,000	0%	0%	$1,000	$145.00	$1,145.00
$1,000	−10%	−10%	$1,000	$145.00	$1,145.00
$1,000	−20%	−20%	$1,000	$145.00	$1,145.00
$1,000	−24.99%	−24.99%	$1,000	$145.00	$1,145.00

TABLE 2: A Knock-In Event OCCURS during the period from the Trade Date to the first Observation Date.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the first Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	0%	$1,000	$40.00	$1,040.00
$1,000	40%	0%	$1,000	$40.00	$1,040.00
$1,000	30%	0%	$1,000	$40.00	$1,040.00
$1,000	20%	0%	$1,000	$40.00	$1,040.00
$1,000	10%	0%	$1,000	$40.00	$1,040.00
$1,000	0%	0%	$1,000	$40.00	$1,040.00
$1,000	−10%	−10%	$900	$40.00	$940.00
$1,000	−20%	−20%	$800	$40.00	$840.00
$1,000	−30%	−30%	$700	$40.00	$740.00
$1,000	−40%	−40%	$600	$40.00	$640.00
$1,000	−50%	−50%	$500	$40.00	$540.00

TABLE 3: A Knock-In Event OCCURS during the period from the first Observation Date to the second Observation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the second Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	0%	$1,000	$66.25	$1,066.25
$1,000	40%	0%	$1,000	$66.25	$1,066.25
$1,000	30%	0%	$1,000	$66.25	$1,066.25
$1,000	20%	0%	$1,000	$66.25	$1,066.25
$1,000	10%	0%	$1,000	$66.25	$1,066.25
$1,000	0%	0%	$1,000	$66.25	$1,066.25
$1,000	−10%	−10%	$900	$66.25	$966.25
$1,000	−20%	−20%	$800	$66.25	$866.25
$1,000	−30%	−30%	$700	$66.25	$766.25
$1,000	−40%	−40%	$600	$66.25	$666.25
$1,000	−50%	−50%	$500	$66.25	$566.25

TABLE 4: A Knock-In Event OCCURS during the period from the second Observation Date to the third Observation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the third Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	0%	$1,000	$92.50	$1,092.50
$1,000	40%	0%	$1,000	$92.50	$1,092.50
$1,000	30%	0%	$1,000	$92.50	$1,092.50
$1,000	20%	0%	$1,000	$92.50	$1,092.50
$1,000	10%	0%	$1,000	$92.50	$1,092.50
$1,000	0%	0%	$1,000	$92.50	$1,092.50
$1,000	−10%	−10%	$900	$92.50	$992.50
$1,000	−20%	−20%	$800	$92.50	$892.50
$1,000	−30%	−30%	$700	$92.50	$792.50
$1,000	−40%	−40%	$600	$92.50	$692.50
$1,000	−50%	−50%	$500	$92.50	$592.50

TABLE 5:  A Knock-In Event OCCURS during the period from the third Observation Date to the Valuation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the fourth Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	0%	$1,000	$118.75	$1,118.75
$1,000	40%	0%	$1,000	$118.75	$1,118.75
$1,000	30%	0%	$1,000	$118.75	$1,118.75
$1,000	20%	0%	$1,000	$118.75	$1,118.75
$1,000	10%	0%	$1,000	$118.75	$1,118.75
$1,000	0%	0%	$1,000	$118.75	$1,118.75
$1,000	−10%	−10%	$900	$118.75	$1,018.75
$1,000	−20%	−20%	$800	$118.75	$918.75
$1,000	−30%	−30%	$700	$118.75	$818.75
$1,000	−40%	−40%	$600	$118.75	$718.75
$1,000	−50%	−50%	$500	$118.75	$618.75

Example 1: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
XME	$73.00	$73.00 (100% of Initial Level)	$80.30 (110% of Initial Level)
GDX	$60.00	$45.00 (75% of Initial Level)	$45.00 (75% of Initial Level)

Since the closing level of GDX reaches its Knock-In Level during an Observation Period, a Knock-In Event occurs. GDX is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of GDX – Initial Level of GDX	; subject to a maximum of 0.00
Initial Level of GDX

= ($45.00 − $60.00)/$60.00 = −0.25

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 − 0.25) = $750

Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; the Lowest Performing Underlying never reaches or falls below its Knock-In Level during any Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
XME	$73.00	$54.75 (75% of Initial Level)	$80.30 (110% of Initial Level)
GDX	$60.00	$46.20 (77% of Initial Level)	$46.20 (77% of Initial Level)

Since the closing level of XME reaches its Knock-In Level, a Knock-In Event occurs. GDX is the Lowest Performing Underlying, even though its closing level never reaches or falls below its Knock-In Level during an Observation Period.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of GDX – Initial Level of GDX	; subject to a maximum of 0.00
Initial Level of GDX

= ($46.20 − $60.00)/$60.00 = −0.23

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 − 0.23) = $770

Example 3: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
XME	$73.00	$54.75 (75% of Initial Level)	$80.30 (110% of Initial Level)
GDX	$60.00	$54.00 (90% of Initial Level)	$72.00 (120% of Initial Level)

Since the closing level of XME reaches its Knock-In Level during an Observation Period, a Knock-In Event occurs. XME is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of XME – Initial Level of XME	; subject to a maximum of 0.00
Initial Level of XME

= ($80.30 − $73.00)/$73.00 = 0.10

BUT 0.10 is greater than the maximum of 0.00, so the Underlying Return of the Lowest Performing Underlying is 0.00.

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 + 0.00) = $1,000

Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
XME	$73.00	$56.21 (77% of Initial Level)	$80.30 (110% of Initial Level)
GDX	$60.00	$46.80 (78% of Initial Level)	$66.00 (110% of Initial Level)

Since the closing level of each Underlying did not reach or fall below its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY – You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during any Observation Period and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will not receive the maximum amount of interest payable on the securities and you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST AT THE APPLICABLE RATE, AT MATURITY OR UPON EARLY REDEMPTION − The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. If the Final Level of each Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of either Underlying. Assuming the securities are held to maturity, the maximum amount payable with respect to the securities is expected to be between $1,135 and $1,155 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE − Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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IF A KNOCK-IN EVENT OCCURS DURING ANY QUARTERLY OBSERVATION PERIOD, THE APPLICABLE RATE FOR THE CORRESPONDING QUARTERLY INTEREST PERIOD AND EACH SUBSEQUENT INTEREST PERIOD IS EXPECTED TO BE 4.0% PER ANNUM – If a Knock-In Event occurs during any quarterly Observation Period, the Applicable Rate for the corresponding quarterly interest period and each subsequent interest period is expected to be 4.0% per annum (to be determined on the Trade Date). For example, if a Knock-In Event occurs during the period from the Trade Date to the first Observation Date, the Applicable Rate per annum for each interest period is expected to be 4.0% and the maximum amount of interest you will be entitled to receive is expected to be $40 per $1,000 principal amount of the securities.

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IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING – If a Knock-In Event occurs, your return will be based on the individual performance of the Lowest Performing Underlying. This will be true even if the closing level of the Lowest Performing Underlying never reached or fell below its Knock-In Level on any trading day during any Observation Period.

•
YOUR RETURN WILL BE NEGATIVE EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING REACHES OR FALLS BELOW ITS INITIAL LEVEL – Your return will be negative even if a Knock-In Event occurs with respect to only one Underlying and the Final Level of only one Underlying reaches or falls below its Initial Level. Even if the closing level of only one Underlying reaches or falls below its Knock-In Level on any trading day during any Observation Period, a Knock-In Event will have occurred.

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THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING FALLS BELOW ITS INITIAL LEVEL − Even if the closing level of only one Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities if, in addition to the occurrence of a Knock-In Event, the Final Level of just one Underlying is less than its Initial Level. This will be true even if the closing level of the Lowest Performing Underlying was never less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES − The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date scheduled to occur on or after July 29, 2011 upon at least three business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable at the Applicable Rate on that Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the Early Redemption Date to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING − Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Underlyings, the individual performance of each Underlying is not combined to calculate your return and the depreciation of either Underlying is not mitigated by the appreciation of the other Underlying. Instead, the Redemption Amount payable at maturity depends on the lowest performing of the two Underlyings to which the securities are linked.

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THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS − Although shares of each Underlying are listed for trading on a national securities exchange and a number of similar securities have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to an Underlying’s investment strategy or otherwise, that Underlying’s investment advisor may add, delete or substitute the equity securities held by that Underlying. Any of these actions could adversely affect the price of the shares of an Underlying and consequently the value of the securities. For further information on the Underlyings, please refer to “The Market Vectors Gold Miners ETF” in the accompanying underlying supplement and “The SPDR® S&P® Metals & Mining ETF” herein.

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THE PERFORMANCE OF THE UNDERLYINGS MAY NOT CORRELATE TO THE PERFORMANCE OF THEIR RESPECTIVE TRACKED INDICES – The Market Vectors Gold Miners ETF and the SPDR S&P Metals and Mining ETF will generally invest in all of the equity securities included in the index tracked by such Underlying (each a “Tracked Index”). There may, however, be instances where the Underlyings’ investment advisor may choose to overweight a stock in a Tracked Index, purchase securities not included in a Tracked Index that the Underlyings’ investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately a Tracked Index. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of its respective Tracked Index. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between each Underlying and its respective Tracked Index. Finally, because the shares of the Underlyings are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying. For these reasons, the performance of the Underlyings may not correlate with the performance of their Tracked Indices.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY – The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in equity securities of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE METALS AND MINING INDUSTRY –The stocks comprising the S&P Metals & Mining Select Industry Index and that are generally tracked by the SPDR S&P Metals and Mining ETF are included in the metals and mining segment of the U.S. equity market. The shares of the SPDR S&P Metals and Mining ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the SPDR S&P Metals and Mining ETF primarily invests in equity securities of companies that are involved in the metals and mining industry, the shares of the SPDR S&P Metals and Mining ETF are subject to certain risks associated with such companies.

Companies engaged in the metals and mining industry can be significantly affected by global or regional economic, financial, political, regulatory, judicial or other events, energy conservation, the success of exploration projects and commodity prices. Companies involved in the metals and mining industry may benefit from government subsidies or certain trade protections. If those subsidies or trade protections are reduced or removed, the profits of such companies may be affected, potentially drastically. In addition, competitive pressures and the cyclical nature of the metal and mining industry may have a significant effect on the financial condition of these companies. These companies are also subject to risks of changes in exchange rates, terrorist attacks, depletion of resources and reduced demand as a result of increases in energy efficiency, substitution and energy conservation.  Such companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS  — Your return on the securities will not reflect the return you would realize if you actually owned shares of the SPDR® S&P® Metals & Mining ETF or the Market Vectors Gold Miners ETF or the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of shares of the Underlyings or the equity securities that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS − As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Underlyings or the equity securities that comprise the Underlyings.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Underlyings. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities— Adjustments — For reference funds" in the accompanying product supplement for further information.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings on any trading day during any Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o
global supply and demand for metals, which is influenced by such factors as forward selling by mining companies, purchases made by mining companies to unwind hedge positions, central bank purchases or metals such as gold, and production and cost levels in major metal producing countries;

o	investors' expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

THE SPDR® S&P® METALS & MINING ETF

We have derived all information regarding the SPDR® S&P® Metals & Mining ETF and the S&P Metals & Mining Select IndustryTM Index contained in this pricing supplement from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor's.

The SPDR® S&P® Metals & Mining ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select IndustryTM Index, which measures the performance of the metals and mining segment of the U.S. equity market. As described in more detail below, the companies included in the S&P Metals & Mining Select IndustryTM Index are selected on the basis of GICS and  liquidity and market cap requirements from a universe of companies defined by the S&P® Total Stock Market Index (“S&P TMI”), a U.S. total market composite index. The SPDR® S&P® Metals & Mining ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XME.”

For more information about the SPDR® S&P® Metals & Mining ETF, see ‘‘The SPDR® Funds—Methodology of the SPDR® ETFs” in the underlying supplement.

The S&P Metals & Mining Select IndustryTM Index

The S&P Metals & Mining Select IndustryTM Index represents the metals and mining sub-industry portion of the S&P TMI. The S&P Metals & Mining Select IndustryTM Index is one of nineteen (19) of the S&P Select Industry Indexes (the “Select Industry Indexes”), each designed to measure the performance of a narrow sub-industry determined based on the Global Industry Classification Standards (“GICS”). Membership in the Select Industry Indexes is based on the GICS classification, as well as liquidity and market cap requirements. The S&P Metals & Mining Select IndustryTM Index consists of the 25 S&P TMI constituents with the highest float-adjusted market capitalization belonging to the Metals & Mining GICS sub-industry classification that satisfy the following criteria: (i) rank within the 90th percentile of the float-adjusted market capitalization of the GICS sub-industry; (ii) are a U.S.-based company; and (iii) have a liquidity ratio (defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months) of at least 60% (the “liquidity threshold”). The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history.

If there are not 25 eligible constituents for the S&P Metals & Mining Select IndustryTM Index as a result of the application of the criteria described in the preceding paragraph, stocks ranking below the 90th percentile in the sub-industry, but having a float adjusted market capitalization above $500 million (the market capitalization threshold) are included in order of their float-adjusted market capitalization until the count reaches 25. If the count is still less than 25, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The S&P TMI tracks all the U.S. common stocks listed on the NYSE (including NYSE Arca), the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. The S&P Metals & Mining Select IndustryTM Index is an equal weighted market cap index.

For more information about the S&P Metals & Mining Select IndustryTM Index, see ‘‘The S&P Indices—The S&P Indices Methodology’’ in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the SPDR S&P Metals & Mining ETF based on the closing level of one share of the SPDR S&P Metals & Mining ETF from June 22, 2006 through March 25, 2011 and the closing level of one share of the Market Vectors Gold Miners ETF from May 22, 2006 through March 25, 2011. The closing level of the SPDR S&P Metals & Mining ETF on March 25, 2011 was $73.03. The closing level of the Market Vectors Gold Miners ETF on March 25, 2011 was $59.52. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain above their respective Knock-In Levels during any Observation Period. If the closing level of either Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period, and the closing level of the Lowest Performing Underlying on the Valuation Date is less than its Initial Level, then you will lose money on your investment.

For further information on the SPDR S&P Metals and Mining ETF, please refer to “The SPDR® S&P® Metals & Mining ETF” herein, and for further information on the Market Vectors Gold Miners ETF, please refer to the accompanying underlying supplement.

Market Disruption Events

If the calculation agent determines that on any Observation Date, other than the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events”) exists in respect of any Underlying or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Definitions”) for any Underlying, then the determination of the closing level for such Underlying on such Observation Date will be postponed to the first succeeding trading day for such Underlying on which the calculation agent determines that no market disruption event exists in respect of such Underlying, unless the calculation agent determines that a market disruption event exists in respect of such Underlying on each of the five trading days for such Underlying immediately following such Observation Date. In that case, the closing level for such Underlying on such Observation Date will be determined as of the fifth succeeding trading day for such Underlying following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event in respect of such Underlying, and the calculation agent will then determine the closing level for such Underlying on that calculation date using its good faith estimate of the settlement prices of such Underlying that would have prevailed on the relevant exchange of the Underlying but for the occurrence of a market disruption event as of the relevant valuation time on that calculation date (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference fund” in the accompanying product supplement).

The determination of the closing level for each Underlying not affected by a market disruption event on an Observation Date (other than the Valuation Date) or by an Observation Date (other than the Valuation Date) not being a trading day for such Underlying will occur on such Observation Date. The Valuation Date for any Underlying not affected by a market disruption event will be the scheduled Valuation Date for such Underlying.

If the determination of the closing level for any Underlying on an Observation Date other than the Valuation Date is postponed as a result of a market disruption event as described above to a date on or after the corresponding Interest Payment Date, then such corresponding Interest Payment Date will be postponed to the business day following the latest date to which such determination is so postponed for any Underlying.

If the Valuation Date for any Underlying is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Valuation Date is not an underlying business day for any Underlying, then the Maturity Date will be postponed to the fifth business day following the latest Valuation Date for any Underlying.

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.4260%, and the remaining balance constitutes the Option Premium (as defined in the accompanying product supplement). Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay fees to some broker dealers of up to $6.00 per $1,000 principal amount of securities and may pay referral fees to other broker-dealers of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about April 29, 2011, which will be the fourth business day following the Trade Date for the securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse